Exhibit 10.42

Synopsys, Inc.

Form Of Restricted Stock Unit Grant Notice and Award Agreement

(2006 Employee Equity Incentive Plan)

Synopsys, Inc. (the “Company”), pursuant to Section 7(b) of the Company’s 2006 Employee Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award covering the number of restricted stock units (the “Restricted Stock Units”) set forth below (the “Award”).  This Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice and Award Agreement (the “Agreement”) and the Plan, which is attached hereto and incorporated herein in its entirety.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:
Payment for Common Stock:

Vesting Schedule:  The Restricted Stock Units shall vest as follows:

Additional Conditions to Vesting: In order for Restricted Stock Units to vest on a vesting date, Participant’s Continuous Service must not have terminated prior to such vesting date. If Restricted Stock Units vest on a day that does not occur during a “window period,” vesting shall be delayed as provided in Section 2 of the Award Agreement.

Delivery Schedule:  The Company shall deliver one share of Common Stock for each Restricted Stock Unit which vests on an applicable vesting date.

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the award of the Restricted Stock Units and the underlying Common Stock and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

ATTACHMENTS:   2006 Employee Equity Incentive Plan

Synopsys, Inc. (the “Company”) has awarded you a Restricted Stock Unit Award pursuant to Section 7(b) of the Company’s 2006 Employee Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units (collectively, the “Award”) as indicated on the first page of this Agreement.  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.  Subject to adjustment and the terms and conditions as provided herein and in the Plan, each Restricted Stock Unit shall represent the right to receive one (1) share of Common Stock.

The details of your Award, in addition to those set forth above, are as follows.

1.             NUMBER OF RESTRICTED STOCK UNITS AND SHARES OF COMMON STOCK.

(a)           The number of Restricted Stock Units subject to your Award and the number of shares of Common Stock deliverable with respect to such Restricted Stock Units may be adjusted from time to time for Capitalization Adjustments as described in Section 9(a) of the Plan.  You shall receive no benefit or adjustment to your Award with respect to any cash dividend or other distribution that does not result in a Capitalization Adjustment pursuant to Section 9(a) of the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

(b)           Any additional Restricted Stock Units, shares of Common Stock, cash or other property that becomes subject to the Award pursuant to this Section 1 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and Common Stock covered by your Award.

(c)           Notwithstanding the provisions of this Section 1, no fractional Restricted Stock Units or rights for fractional shares of Common Stock shall be created pursuant to this Section 1.  The Board shall, in its discretion, determine an equivalent benefit for any fractional Restricted Stock Units or fractional shares that might be created by the adjustments referred to in this Section 1.

2.             VESTING.

(a)           The Restricted Stock Units shall vest, if at all, as provided in the Vesting Schedule set forth in this Agreement and the Plan, provided that vesting shall cease upon the termination of your Continuous Service. Notwithstanding the foregoing, in the event that you are subject to the Company’s Insider Trading Policy (or any successor policy) and any Restricted Stock Units covered by your Award would vest (and underlying shares of Common Stock would therefore be deliverable to you) on a day (the “Original Vest Date”) that does not occur during a “window period” applicable to you as determined by the Company in accordance with such policy, then such units shall not vest (and such underlying shares of Common Stock shall not be delivered) on such Original Vest Date and shall instead vest and be delivered on the earliest to occur of the following: (i) the first day of the next “window period” applicable to you pursuant to such policy; (ii) your Involuntary Termination Without Cause (as defined in Section 2(b) below) after the Original Vest Date; or (iii) the day that is sixty (60) days after the Original Vest Date.

(b)           For purposes of this Agreement, “Involuntary Termination Without Cause” shall mean the Company’s termination of your Continuous Service unless such termination was on account of the occurrence of any of the following: (i) your commission of an act of dishonesty in connection with your responsibilities as an Employee or Consultant; (ii) your commission of a felony or any act of moral turpitude; (iii) you commit any willful or grossly negligent act that constitutes gross misconduct and/or injures, or is reasonably likely to injure, the Company or any Affiliate; or (iv) you willfully and materially violate (A) any written policies or procedures of the Company or any Affiliate, or (B) your obligations to the Company or any Affiliate.  The determination that your Continuous Service was terminated due to an Involuntary Termination Without Cause shall be made by the Company in its sole discretion.  Any such determination by the Company for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of you or the Company for any other purpose.

3.             DISTRIBUTION OF SHARES OF COMMON STOCK.  Subject to the provisions of this Agreement and the Plan, in the event one or more Restricted Stock Units vests, the Company shall deliver to you one (1) share of Common Stock for each Restricted Stock Unit that vests.  The delivery to you of the appropriate number of shares of Common Stock shall be made on the applicable vesting date. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

4.             PAYMENT BY YOU.  This Award was granted in consideration of your services to the Company.  Subject to Section 10 below, except as otherwise provided herein, you will not be required to make any payment to the Company (other than your past and future services with the Company) with respect to your receipt of the Award, vesting of the Restricted Stock Units, or the delivery of the shares of Common Stock underlying the Restricted Stock Units.

5.             SECURITIES LAW COMPLIANCE.  You may not be issued any Common Stock under your Award unless the shares of Common Stock are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

6.             RESTRICTIVE LEGENDS.  The Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

7.             TRANSFER RESTRICTIONS.  Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of the shares in respect of your Award.  For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares.  This restriction on transfer will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.  Your Award is not transferable, except by will or by the laws of descent and distribution.

8.             AWARD NOT A SERVICE CONTRACT.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service.  In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Affiliate. Finally, your participation in the Plan shall not create a right to further employment or service with the Employer and shall not interfere with the ability of the Employer to terminate your employment or service relationship at any time with or without cause.

9.             UNSECURED OBLIGATION.  Your Award is unfunded, and even as to any Restricted Stock Units which vest, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement.  You shall not have voting or any other rights as a stockholder of the Company with respect to the Common Stock acquired pursuant to this Agreement until such Common Stock is issued to you pursuant to Section 3 of this Agreement.   Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

10.          WITHHOLDING OBLIGATIONS.

(a)           On or before the time you receive a distribution of Common Stock pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and otherwise agree to make adequate provision for any sums required to satisfy any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) which arise in connection with your Award.  In addition, you authorize the Company, or your employer, if different from the Company (the “Employer”) to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Employer.  Alternatively, or in addition, if permissible under local law, the Employer may (1) sell or arrange for the sale of shares that you would otherwise receive to meet the necessary withholding obligation for Tax-Related Items, and/or (2) withhold in shares the amount of shares necessary to satisfy applicable withholding taxes, the number of which shall be determined to comply with appropriate tax laws and as would be otherwise necessary or desirable.  Finally, you shall pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of your receipt of the Award and/or the shares issuable pursuant thereto that cannot be satisfied by the means previously described.  The Employer may refuse to deliver the shares issuable pursuant to this Award if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

(b)           Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

(c)           In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(d)           Regardless of any action Employer takes with respect to Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Employer (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the subsequent sale of shares delivered  pursuant thereto; and (2) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

11.          NATURE OF GRANT.

(a)           In accepting this Award, you acknowledge that:

(i)            the Plan is established voluntarily by the Employer, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company as provided in the Plan;

(ii)           the grant of the Award and any other awards under the Plan is voluntary and occasional and does not create any contractual or other right to receive Awards, shares or any other benefit or compensation in lieu of future Awards, even if awards have been granted repeatedly in the past;

(iii)          all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(iv)          you are voluntarily participating in the Plan;

(v)           the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer or the Company, as applicable, and is outside the scope of your employment or service contract, if any;

(vi)          the Award and the shares deliverable thereunder is a potential bonus payment not paid in lieu of any normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;

(vii)         in the event of the termination of your employment or service relationship, your eligibility to receive shares of common stock or payments under the Award or the Plan, if any, will terminate as of the date expressly provided in the Award, regardless of any reasonable notice period mandated by local law;

(viii)        the future value of the shares underlying the Award is unknown and cannot be predicted;

(ix)           you understand that should you die owning shares of Company common stock or the Award, such shares or the Award may subject your estate to United States federal estate taxes.  You understand that you should seek your own tax advice regarding this potential tax;

(x)            you disclaim any entitlement to compensation or damages arising from the termination of the Award or diminution in value of the shares of Common Stock and you hereby irrevocably release the Company and the Employer from any such claim that may arise; and

(xi)           the Plan and this Agreement forth the entire understanding between you, the Company, the Employer, and any affiliate thereof regarding the acquisition of the shares of Common Stock and supersede all prior oral and written agreements pertaining to the Award.

12.          DATA PRIVACY.

(a)           You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(b)           You understand that the Employer holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Employer, details of all awards or any other entitlement to shares of stock awarded, canceled, settled, vested, unvested or outstanding in your favor (the “Personal Data”), for the purpose of implementing, administering and managing the Plan.  You understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the Award.  You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view the Personal Data, request additional information about the storage and processing of the Personal Data, require any necessary amendments to the Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You understand, however, that refusing or withdrawing your consent may affect your ability to hold the Award and participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13.          NOTICES.  Any notices provided for in your Award or the Plan shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

COMPANY:	Synopsys, Inc.
Shareholder Services
700 East Middlefield Road
Mountain View, CA 94043

PARTICIPANT:	Your address as on file with the Company at the time notice is given

14.          HEADINGS.  The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

15.          AMENDMENT.  This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Company by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment impairing your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

16.          MISCELLANEOUS.

(a)           The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)           You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)           You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)           This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)           All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.          GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control; provided, however, that Section 3 of this Agreement shall govern the timing of any distribution of Common Stock under your Award.  The Company shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon you, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18.          EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

19.          CHOICE OF LAW.  The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

20.          SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.          OTHER DOCUMENTS.  You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act.  In addition, you acknowledge receipt of the Company’s Insider Trading Policy.

* * * * *

Your signature below indicates that I have read this Agreement and agree to be bound by the terms and conditions of the Plan and this Agreement.

SYNOPSYS, INC.	PARTICIPANT

By:
Signature	Signature

Title:	Date:

Date: